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Exhibit 16.01


Daines, Rasmussen, Dunn & Vanwagenen


Securities & Exchange Commission
450 Fifth Street N. W.
Washington, D.C. 20549

Gentlemen:

Please be advised that the then named firm of Daines & Rasmussen (now known as Daines, Rasmussen, Dunn & Vanwagenen) notified the then named company of NATEX Corporation (now known as POWERBALL INTERNATIONAL, INC.) on or about January 28, 2000 that the firm was no longer performing audits of public companies due to an internal change in service strategy. This notification constituted a resignation by the firm. At the time of resignation, and during the company's 1998 and 1999 fiscal reporting periods, the firm had no disagreements with the company as to any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure which, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of such disagreement with our reports. Further, the company has provided us a copy of their most recent 8-K/A disclosure, which we find to be true and accurate to the best of our knowledge.

Respectfully,

Daines, Rasmussen, Dunn & Vanwagenen, P. C.

/S/Leland S. Rasmussen, President